Exhibit 99.1

News Release

Woodward, Inc. 1000 East Drake Road Fort Collins, Colorado 80525, USA Tel: 970-482-5811 Fax: 970-498-3058

FOR IMMEDIATE RELEASE

CONTACT:	Don Guzzardo Director, Investor Relations and Treasury (970) 498-3580

Woodward Executes New Revolving Credit Facility

FORT COLLINS, Colo., July 10, 2013 – Woodward, Inc. (NASDAQ: WWD) today announced that it entered into a new revolving credit agreement which replaces the previous revolving credit facility, and has an increased size and extended maturity compared to the previous facility. The new facility matures in five years, on July 10, 2018. The borrowing capacity has been increased from $400 million to $600 million. The facility also includes a $200 million accordion feature allowing the company, with participating lenders’ agreement, to increase the company’s revolving credit borrowing capacity to up to $800 million.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and energy markets. Our aerospace systems and components optimize the performance of fixed wing and rotorcraft platforms on commercial, business and military aircraft, ground vehicles and other equipment. Our energy-related systems and components enhance the performance of industrial gas and steam turbines, reciprocating engines, compressors, wind turbines, electrical grids and other energy-related industrial equipment. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.

The statements in this release concerning the company’s future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward’s Annual Report on Form 10-K for the year ended September 30, 2012 and any subsequently filed Quarterly Report on Form 10-Q.

- end -